Exhibit 99


Contact  Jon Greer
          612-736-1915


FOR IMMEDIATE RELEASE


             3M Discusses Second-Quarter Outlook


ST. PAUL, MINN. - JUNE 15, 1998 -- 3M said today that -- due to economic weakness in Japan and Asia, modest overall U.S. growth and the increasing strength of the U.S. dollar-- the company expects second-quarter earnings to be below those in the same quarter last year. Earnings are estimated to be in the range of 90 to 94 cents per share on a diluted basis. The company estimates that currency effects will reduce second-quarter earnings by more than 10 percent.

      In the second quarter last year, 3M earned $418 million, or 99 cents per share on a diluted basis.

     "We have a strong presence in Japan and Asia, and our businesses continue to be affected by the economic contractions in that area," said L.D. DeSimone, chairman and chief executive officer. "In the United States, we continue to see good demand in several businesses, paced by new products, but softness in electronics and certain other industries has held back overall growth."

      Looking ahead, 3M said it expects higher second-half earnings, but profits for the year as a whole are expected to be similar to the company's 1997 earnings. In 1997, earnings from continuing operations totaled $1.63 billion, or $3.88* per share on a diluted basis.

     "At this juncture, we're assuming that Japan and Asia will remain weak, the growth of the U.S. economy will slow somewhat in the second half and the U.S. dollar will remain strong," DeSimone said. Currency, at current exchange rates, will reduce full-year earnings by an estimated 10 percent.

      3M will report results for the second quarter on July
23.

* Excludes gain on sales of National Advertising Company

FORWARD-LOOKING STATEMENTS
Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors, including
(1) foreign exchange rates and fluctuations in those rates;
(2) worldwide economic growth, particularly in Japan and the Asia region; (3) raw materials, including shortages and increases in the costs of key raw materials; (4) legal proceedings; and (5) the impact of the Year 2000 issue.